EXHIBIT 10.16

                                   LMIC, INC.
                          PRODUCTION SERVICES AGREEMENT

      This Production Services Agreement ("Agreement") is made and entered into this 24th day of January, 2005 (the "Effective Date") by and between (i) LMIC, Inc., a Delaware corporation with its principal place of business at 6435 Virginia Manor Road, Beltsville, Maryland 20705 ("LMIC" or "Manufacturer"), and
(ii) Aldeburgh LLC, a Delaware corporation with its principal place of business at 12400 Ellen Court, Silver Spring, Maryland 20904 ("Aldeburgh" or "Buyer"), who, intending to be legally bound, agree as follows:

1. INTRODUCTION

      1.1. Aldeburgh markets and sells one or more products that LMIC has the capacity to manufacture and in connection with which LMIC can provide a suite of related services.

      1.2. The parties wish to enter into this Agreement to provide for certain terms under which LMIC will manufacture Aldeburgh's product(s) in quantities ordered by Aldeburgh and in accordance with specifications and bills of materials provided or approved by Aldeburgh, and Aldeburgh will pay for the products it orders from Aldeburgh. Manufacturer agrees to manufacture or provide and sell to buyer the following goods: One Million Units (1,000,000) of cellular phones of various types, and accessories according to Schedule A (the "goods") over a period of two (2) years. Buyer and manufacturer shall also protect the locking codes of the phone within reasonable means to assure the locked phone will be protected from unauthorized use. Manufacturer may source assembled phones directly from the supply chain at any time through-out the time of this contract.

2. SCOPE OF RESPONSIBILITIES

      2.1. Specifications. The parties shall mutually agree upon a schedule for delivery to LMIC of (a) the drawings and all product, testing, and quality specifications ("Specifications"), and (b) listing of materials designated by manufacturer and part number ("Bill of Materials"), for each Aldeburgh product ("Product") to be manufactured by LMIC in accordance with this Agreement. LMIC expressly agrees that the Specifications and Bill(s) of Materials shall be considered Confidential Information of Aldeburgh for purposes of Section 8.

      2.2. LMIC Production Capability. Upon receipt and approval of the Specifications and Bill of Materials for a Product, LMIC shall create production processes for the manufacture of quantities of the Product ordered by Aldeburgh in accordance with Section 3.1 or forecasted in accordance with Section 3.6.

      2.3. Verification of Production. In accordance with a mutually agreed upon schedule, LMIC shall deliver to Aldeburgh a quantity of each Product, that is sufficient to enable Aldeburgh to verify that the Product meets the applicable Specifications and Bill of Materials. Aldeburgh shall subject the delivered quantity of the Product to the testing and analysis procedures that Aldeburgh deems appropriate to verify that the Product satisfies the Specifications and Bill of Materials. If the Product as delivered fails to satisfy the Specifications or the Bill of Materials, Aldeburgh shall so notify LMIC, and LMIC shall adjust its manufacturing process and provide a replacement quantity of the Product for testing and analysis. The process shall continue until Aldeburgh determines that the Product provided by LMIC satisfies the Specifications and Bill of Materials.

      2.4. Specification Changes. The parties acknowledge and agree that the Specifications and Bill of Materials for each Product are subject to change at any time and from time to time. Aldeburgh shall request any changes to the Specifications and/or the Bill of Materials for any Product in writing as far in advance as reasonably practicable, and LMIC shall promptly advise Aldeburgh of the time within which an order for quantities of the Product meeting the modified Specifications and/or Bill of Materials could be filled and any change in price for the Product. The parties shall mutually agree in writing, as promptly as practicable, upon a schedule for implementation of the necessary adjustments to LMIC's production processes to enable LMIC to manufacture the Product so as to meet the changed Specifications and/or Bill of Materials; provided, however, that unless expressly set forth to the contrary in any such written agreement no change in the Specifications or Bill of Materials for any Product shall be applicable to orders for the Product already accepted by LMIC in accordance with Section 3.2. LMIC shall thereupon implement the necessary adjustments in accordance with such schedule, and the parties shall follow the procedure set forth in Section 2.3 for verifying that the Product produced by LMIC satisfies the changed Specifications and/or Bill of Materials.

      2.5. Manufacturing. LMIC will manufacture and test the Products in accordance with the Specifications, Bills of Materials, and Purchase Orders accepted under Section 3.2, and will maintain manufacturing and test records in accordance with reasonable industry standards. As set forth in ATTACHMENT A, all


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components and other  materials and equipment  required in connection  with such manufacture and testing will be acquired or supplied by LMIC pursuant to the Specifications and Bills of Materials, except for such components, other
materials,   or  equipment  that  may  be  supplied  by  Aldeburgh   ("Consigned
Materials"). LMIC will use commercially reasonable efforts, based upon forecasts submitted to LMIC in accordance with Section 3.6, to manufacture units of the Products to fulfill Aldeburgh's orders for the Products in a timely manner. If at any time after acceptance of any order in accordance with Section 3.2, LMIC learns that any components or other materials may not be procured or received in sufficient time to permit LMIC to fulfill the order within the time set forth in the order, LMIC will give Aldeburgh prompt notice and will work diligently with Aldeburgh to minimize any resulting delay. In instances where LMIC is procuring the cellular phones directly from the supply chain, LMIC will make best efforts to secure reasonable quantity of overage for rapid replacement of returned units within 2 (two) to 5 (five) business days.

3. ORDERS AND FORECASTS

      3.1. Orders. Aldeburgh will submit orders to LMIC so that its requirements for quantities of the Products are updated on a rolling basis as follows:
Aldeburgh's initial order under this Agreement shall set forth the quantity of each Product to be purchased by Aldeburgh during 24 full calendar months following the date of the order and shall specify delivery dates no earlier than 15 days after the date of the order. Thereafter, between the first and tenth day of each month, Aldeburgh shall issue an order setting forth the quantity of the Products to be delivered during the one month of the rolling one month period. Each order shall identify (a) the quantity of the Products required, (b) the proposed delivery date, (c) the address to which the shipment shall be delivered, and (d) any other applicable shipping or special instructions.

      3.2. Acceptance. All orders for the Products submitted by Aldeburgh in accordance with Section 3.1 shall be subject to acceptance in writing by LMIC at its principal place of business and shall not be binding until the earlier of such acceptance or shipment, and in the case of acceptance by shipment, only as to the portion of the order actually shipped. All orders placed by Aldeburgh in accordance with Section 3.1 shall be accepted unless LMIC notifies Aldeburgh within three (3) business days after receipt of an order that the delivery schedule cannot be met. In such event, LMIC will furnish Aldeburgh with a revised delivery schedule, and unless Aldeburgh rejects the revised delivery schedule within one (1) business day after receipt, such revised delivery schedule shall be deemed accepted. As an extended service, LMIC may furnish alternative manufactures, in which Aldeburgh can meet buyers' needs of delivery.

      3.3. Controlling Terms. The terms and conditions of this Agreement will apply to each order accepted or shipped by LMIC hereunder. Legal terms and conditions on Aldeburgh's form of purchase order or other business forms will not apply to any order notwithstanding LMIC's acknowledgment or acceptance of such order.

      3.4. Fulfillment. Subject to Section 2.5, LMIC shall fill each order in accordance with its terms. All orders shall be shipped F.O.B. New York. Title and risk of loss with respect to each shipment shall pass from LMIC to Aldeburgh upon delivery of the shipment by LMIC to a carrier for transport to the location specified in the order. Issues relevant to order fulfillment, including but not limited to methods for packaging and shipment of the Products, shall be mutually agreed upon by the parties. Manufacturer shall deliver goods to Buyer according to Attachment C. If buyer's inspection discloses defects or adjustments, Manufacturer shall have a reasonable time to correct such defects and make such adjustments as are necessary. Buyer shall also reserve the current model of color flip phone as Buyer exclusive for 120 days in the US market starting from the first date of receipt by buyer.

      3.5. Cancellations and Change Orders. LMIC reserves the right to cancel any orders placed by Aldeburgh and accepted by LMIC as set forth above, or to refuse or delay shipment thereof, if Aldeburgh fails to make any payment as provided in this Agreement or otherwise fails to comply with the terms and conditions of this Agreement. Aldeburgh shall be entitled to change or cancel orders accepted by LMIC only in accordance with the procedures set forth in ATTACHMENT B. Before canceling any orders, LMIC should notify Aldeburgh of intentions of cancellation.

      3.6. Forecasts. To assist LMIC in organizing an adequate supply of the Products to fill Aldeburgh's orders, Aldeburgh will submit rolling, non-binding, 6 (six) month forecasts to LMIC. Forecasts will be updated on a rolling basis as follows: Aldeburgh's initial nonbinding forecast under this Agreement shall set forth the quantity of the Products to be purchased by Aldeburgh during the first two full calendar quarters following any period covered by Aldeburgh's initial order placed in accordance with Section 3.1. Thereafter, between the first and tenth day of each subsequent month, Aldeburgh shall submit revised nonbinding forecasts for the next month covered by the preceding forecast and a new nonbinding forecast for the next subsequent calendar quarter.


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4. LIMITED WARRANTY AND DISCLAIMER

      4.1. Compliance with Specifications. LMIC warrants that all units of the Products shall be manufactured and assembled in accordance with the applicable Specifications and Bill of Materials and shall be free from defects in materials and workmanship for twelve (12) months after the date of delivery to Aldeburgh.

      4.2. Exclusions. The foregoing warranty does not apply to any nonconformity or defect which is attributable to any component or material obtained by LMIC from a third-party or consigned to LMIC by the Aldeburgh, or which results from (a) repair or modification of a unit of any Product by anyone other than LMIC, or (b) any damage to or misuse or incorrect use of a unit of any Product.

      4.3. Notification and Replacement. If, during the applicable twelve (12) month warranty period, any unit of a Product received by Aldeburgh does not conform to the applicable Specifications or Bill of Materials or contains or otherwise exhibits any defect in materials or workmanship, Aldeburgh shall give LMIC prompt written notice of the nonconformity or defect. Likewise, if LMIC discovers or has reason to believe that any shipment of a Product fails to conform to the applicable Specifications or Bill of Materials or contains or otherwise exhibits any defect in materials or workmanship, LMIC shall promptly notify Aldeburgh. In each case, LMIC's sole obligation, and Aldeburgh's exclusive remedy shall be (a) repair or replacement the nonconforming or defective units of the Products, without charge, with a substitute shipment that satisfies the warranty set forth herein, or (b) use by LMIC of commercially reasonable efforts to procure repair or replacement of procured components or materials in accordance with manufacturers' warranties, or (c) at LMIC's sole option, acceptance of return of the nonconforming or defective units of the Product and refund to Aldeburgh of all amounts actually paid by Aldeburgh to LMIC for such nonconforming or defective units. Any nonconforming or otherwise defective unit(s) of any Product shall be returned to LMIC at LMIC's request and expense.

      4.4. Disclaimer. THE LIMITED WARRANTY SET FORTH HEREIN IS EXCLUSIVE AND IN LIEU OF, AND LMIC HEREBY DISCLAIMS, ALL OTHER WARRANTIES REGARDING THE PRODUCTS MANUFACTURED FOR ALDEBURGH HEREUNDER, EXPRESS AND IMPLIED, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS OF THE PRODUCTS FOR A PARTICULAR PURPOSE. IN PARTICULAR, LMIC DOES NOT WARRANT ANY COMPONENTS OR OTHER MATERIALS THAT MAY BE USED OR INCLUDED IN THE MANUFACTURE OF THE PRODUCTS.

5. ADDITIONAL SERVICES

      LMIC has the capacity to provide a variety of services that are complementary to the manufacturing services to which this Agreement relates. Such services may include (a) non-recurring engineering services, including but not limited to product design, creation and modification of bills of materials, engineering drawing packages, work instructions, fabrication documents and drawings, and survey documents; (b) prototyping services, including but not limited to fabrication and testing of prototype products; (c) storage and warehousing services; (d) maintenance, repair and replacement services, (e) asset management, and (f) other related services tailored to meet Aldeburgh needs. Aldeburgh may request additional services not otherwise provided for in this Agreement at any time before or after the Effective Date, and such additional services will be described in an Attachment to this Agreement that shall be mutually agreed upon and signed by the parties.

6. PAYMENTS

      6.1. Product Price. For each shipment of the Products ordered by Aldeburgh and shipped to the address(es) specified in Aldeburgh's order, Aldeburgh shall pay to LMIC the prices determined in accordance with ATTACHMENT C, which are exclusive of charges for taxes, shipping and insurance. Prices on ATTACHMENT C, which assume that LMIC will be able to order components and other raw materials and schedule production in the most efficient manner possible based upon reasonably accurate forecasts, shall be effective and applicable to orders placed and shipped within the 6 (six) month period immediately following the Effective Date, subject to intermediate adjustments resulting from any of the following: (a) mutually agreed upon changes to the Specifications, (b) significant changes in quantities of the Products ordered from month to month,
(c) acceleration of delivery dates in accordance with Paragraph 2 on ATTACHMENT B, and (d) any other significant unanticipated event, including but not limited to shortages of and significant price increases for components and other materials. Not less than ninety (90) days before the expiration of the 6 (six) month period beginning on the Effective Date and each subsequent 6 (six) month period LMIC shall meet and confer with Aldeburgh regarding any adjustments to the prices for the Products.

      6.2. Additional Services. Aldeburgh shall pay LMIC mutually agreed upon prices for all additional services requested by Aldeburgh and performed by LMIC


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in accordance with the provisions of Section 5 and any related  Attachment(s) to this Agreement.

      6.3. Taxes. All amounts payable in accordance with Section 6.1 and Section
6.2 are exclusive of all federal, state, municipal or other governmental excise, sales, value-added, use, personal property and occupational taxes, excises, withholding obligations and other levies now in force or enacted in the future and, accordingly, the amount of all payments hereunder is subject to an increase equal to the amount of any tax LMIC may be required to collect or pay in connection with this Agreement other than any tax on the net income of LMIC.

      6.4. Payment Terms. Aldeburgh will provide a full Irrevocable, Transferable Letter of Credit (LOC) from an "Acceptable US Bank," for full value of the purchase order as indicated in Attachment C. This LOC will be issued together with the purchase order. Manufacturer retains the right to not execute on the purchase order without this valid letter of credit.

7. PROPRIETARY RIGHTS

      7.1. Aldeburgh Materials. Aldeburgh retains all patent, copyright, trade secret and other proprietary rights in and to the Products and the related Specifications and Bills of Materials, and subject to the provisions of Section 7.2, LMIC hereby assigns to Aldeburgh all proprietary rights of any nature that it may obtain in any of the foregoing. LMIC hereby agrees to execute any documents or instruments reasonably necessary to enable Aldeburgh to secure or perfect any proprietary rights that are assigned to Aldeburgh hereby. Aldeburgh hereby grants to LMIC, during the term of this Agreement, a nonexclusive, paid up license under Aldeburgh's proprietary rights to perform LMIC's obligations under this Agreement. Aldeburgh represents and warrants that the Products, the specifications and any other materials provided to LMIC by Aldeburgh, and LMIC's exercise of the rights granted herein, will not infringe or misappropriate any patent, copyright, trade secret or other proprietary right of any third party. If telephones are made to the special specification of buyer, then for a 120 days after the first shipment to buyer, LMIC will not sell same phone to other customer for resale in United States.

      7.2. LMIC Tools and Know-How. Aldeburgh acknowledges that LMIC has developed or may develop in the course of performing this Agreement, and may use for Aldeburgh's benefit in performance of its obligations under this Agreement, manufacturing processes, procedures, software applications, scripts, design elements, equipment, products and know-how that are proprietary to LMIC and/or third parties ("Manufacturing Know-How"). LMIC, on behalf of itself and its licensors, retains all patent, copyright, trade secret and other proprietary rights in and to such Manufacturing Know-How, and nothing in Section 7.1 or elsewhere in this Agreement shall be construed to transfer to Aldeburgh any patent, copyright, trade secret or other proprietary right therein; provided, however, that LMIC hereby grants to Aldeburgh a perpetual, nonexclusive, worldwide, paid up license under LMIC's proprietary rights, with rights to sublicense, to make, use, sell, offer for sale, export and otherwise exploit the Products. LMIC represents and warrants that the manufacturing processes, procedures, software applications, scripts, design elements, equipment, products and know-how that are proprietary to LMIC, and Aldeburgh's exercise of the rights granted herein, will not infringe or misappropriate any patent, copyright, trade secret or other proprietary right of any third party.

      7.3. Indemnification. Each party (an "indemnifying party") shall indemnify and defend the other party (an "indemnified party") against, and otherwise hold it harmless from, any and all costs, liabilities, damages, losses and expenses arising out of any claim that the exercise by the indemnified party of any rights granted by the indemnifying party in Section 7.1 or Section 7.2 infringes any patent, copyright, trade secret or other proprietary right of any third party. Each party's obligations under this Section 7.3 are conditioned upon (a) receipt by the indemnifying party of prompt written notification from the party claiming indemnification of any claim to which this indemnification may apply, and (b) cooperation by the indemnified party, at the indemnifying party's request and expense, with efforts to defend or settle the claim. An indemnifying party shall have sole control of the defense and settlement efforts subject to the indemnified party's right to participate therein at its own expense.

8. CONFIDENTIAL INFORMATION

      The parties acknowledge and agree that each party will be disclosing confidential information to the other party, including but not limited to, disclosure of the Specifications and Bill(s) of Materials, manufacturing processes, know-how, business strategies, ideas, concepts and financial information (the "Confidential Information"). Each party agrees that it shall hold the Confidential Information of the other party in strict confidence, shall not disclose it to others or use it in any way, commercially or otherwise, except for purposes of performing its obligations under this Agreement. Each party further agrees to take commercially reasonable steps to protect the confidentiality of the other party's Confidential Information. Notwithstanding this Section 8, the term "Confidential Information" shall not include any information which (a) is or becomes part of the public domain through no fault of the receiving party, (b) is obtained by the receiving party from any third


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party which is under no obligation to protect the  confidentiality  thereof,  or
(c) can be established by the receiving party with reasonable documentary evidence to have been independently developed by the receiving party without reliance on the other party's Confidential Information.

9. TERM AND TERMINATION

      9.1. Term. The term of this Agreement shall commence upon the Effective Date and shall remain in effect until terminated in accordance with Section 9.2 or Section 9.3.

      9.2. Termination for Cause. This Agreement may be terminated by either party in the event that the other party has not performed any material obligation or has otherwise breached any material term of this Agreement (a) immediately upon receipt of written notice thereof if the breach or nonperformance is incapable of cure, or (b) upon the expiration of thirty (30) days (or any longer cure period authorized by the nonbreaching party with respect to any individual breach) after receipt of written notice thereof if the breach or nonperformance is capable of cure and has not then been cured. Aldeburgh shall be responsible for purchase at the full unit value of all quantities of Product(s) that are finished or in process as of the date of the notice of termination.

      9.3. Termination Without Cause. This Agreement may be terminated by either party, without cause, upon 3 (three) months prior written notice to the other party; provided, however, that this Agreement shall remain in effect with respect to any orders accepted by LMIC prior to the expiration of such 3 (three) month period until all units of the Products subject to such orders have been accepted by Aldeburgh in accordance with Section 3.2.

      9.4. Disposition of Inventory Upon Termination. Upon termination of this Agreement for any reason, Aldeburgh and LMIC agree to cooperate to dispose of existing inventory of and orders for components and other materials in an economical and efficient manner. Disposition of materials upon termination of this Agreement shall be as set forth in ATTACHMENT A.

10. LIMITATION OF LIABILITY

      IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR LOSS OF PROFITS OR INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL OR EXEMPLARY DAMAGES INCURRED BY THE OTHER PARTY AND ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT FOR ANY CAUSE OF ACTION OF ANY KIND, WHETHER BASED UPON BREACH OF
CONTRACT OR TORT (INCLUDING NEGLIGENCE), EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. IN NO EVENT SHALL LMIC'S TOTAL LIABILITY TO ALDEBURGH ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT FOR ANY CAUSE OF ACTION OF ANY KIND, WHETHER BASED UPON BREACH OF CONTRACT OR TORT (INCLUDING NEGLIGENCE) EXCEED THE TOTAL AMOUNTS PAID BY ALDEBURGH TO LMIC IN CONNECTION WITH THE PARTICULAR UNIT(S) OF THE PRODUCTS OR THE PARTICULAR LMIC SERVICE(S) IN CONNECTION WITH WHICH THE LIABILITY AROSE.

11. GENERAL PROVISIONS

      11.1. Assignment. Neither this Agreement nor any rights granted hereby may be assigned by either party without the prior written consent of the other party. Any attempt by either party to assign any rights, duties or obligations without the requisite consent of the other party shall be void and without force or effect.

      11.2. Modification. This Agreement can only be modified by a written agreement duly signed by persons authorized to sign agreements on behalf of Aldeburgh and of LMIC, and variance from the terms and conditions of this Agreement in any written notification given by either party shall have no force or effect.

      11.3. Severability. If any provision of this Agreement shall be held to be invalid, illegal or unenforceable for any reason, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

      11.4. Relationship of the Parties. For purposes of this Agreement, LMIC and Aldeburgh will be and shall act as independent contractors, and neither party is authorized to act as an agent or partner of, or joint venturer with, the other party for any purpose. Neither party by virtue of this Agreement shall have any right, power, or authority to act or create any obligation, express or implied, on behalf of the other party.

      11.5. Export. Each party and its employees and agents shall comply fully with all applicable laws, rules and regulations, including, but not limited to, the United States Export Administration Act, any regulations promulgated thereunder by the United States Department of Commerce's Bureau of Export Administration, and any regulations of the United States Department of


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Treasury's Office of Foreign Assets Control, relating to the export and reexport of units of the Products and any related technical data.

      11.6. Notices. All notices shall be in writing and shall be deemed to be delivered when deposited with a recognized international express courier service, or when sent by facsimile transmission promptly confirmed by return transmission. All notices shall be directed to LMIC or Aldeburgh at the respective addresses first set forth above or to such other address as either party may, from time to time, designate by notice to the other party.

      11.7. Governing Law. This Agreement, and any and all tort claims that may arise out of or in connection with this Agreement, the Products and any related services will be governed by the laws of the State of Maryland. The parties hereby expressly exclude the applicability of the Convention on Contracts for the International Sale of Goods and that body of law known as conflicts of laws.

      11.8. Dispute Resolution. Any controversy or claim between the parties arising out of or relating in any way to this Agreement will be resolved by arbitration in either Montgomery or Prince Georges County, Maryland, under the administration of the American Arbitration Association and subject to its Commercial Arbitration Rules. The award of the arbitrators will be final and binding upon the parties. Judgment upon the award may be entered in any court having jurisdiction.

      11.9. Force Majeure. Neither party shall be liable for any damages or penalty for any delay in performance of, or failure to perform, any obligation hereunder or for failure to give the other party prior notice thereof when such delay or failure is due to the elements, acts of God, delays in transportation, delays in delivery by vendors or other causes beyond that party's reasonable control.

      11.10. No Waivers. No express or implied waiver by either party of any event of default hereunder shall in any way be, or be construed as, a waiver of any future or subsequent event of default.

      11.11. Survival. The respective rights and obligations of the parties under Sections 6, 7, 8, 10, 11.7, 11.8 and 11.11 shall survive the termination of this Agreement.

      11.12. Titles and Captions. Titles and captions contained in this Agreement are inserted for convenience or reference only, shall not be deemed to be a part of this Agreement for any other purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

      11.13. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

      11.14. Entire Agreement. The parties acknowledge that this Agreement, together with each Attachment hereto that is executed by both parties, sets forth the complete, exclusive and integrated understanding of the parties which supersedes all proposals or prior agreements, oral or written, and all other prior communications between the parties relating to the subject matter of this Agreement.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

LMIC, INC. (LMIC)                                 ALDEBURGH, LLC (ALDEBURGH)

/S/ LUIS P. NEGRETE                               /S/ KAREN J. SANDER
-------------------                               -------------------
By: Luis P. Negrete                               By: Karen J. Sander
    ---------------                                   ---------------
Title: President and COO                          Title: Vice President
       -----------------                                ---------------
Date: January 25, 2005                            Date: January 25, 2005
      ----------------                                  ----------------

                                  ATTACHMENT A
                      MATERIALS MANAGEMENT AND PROCUREMENT

The supply of components and other materials and equipment necessary to manufacture and test Products under this Agreement shall be as set forth below:

1. Materials Supply. Unless specifically agreed otherwise, LMIC shall supply or acquire all components and other materials and equipment ("Materials") necessary to manufacture and test Products under this Agreement. LMIC will supply or acquire only those Materials from only those vendors as are set forth in the Specifications and Bills of Materials or are otherwise approved in writing by the Aldeburgh. Subject to Paragraph 2 below, LMIC will use commercially reasonable efforts to procure specified Materials so as to be able to deliver Products as specified by the Aldeburgh in accordance with delivery schedules set forth in orders accepted under
     Section 3.2.

2. Exceptional Materials Requirements. LMIC will place orders for Materials only as necessary to fulfill requirements of purchase orders accepted under
     Section 3.2, except as follows:

     a. Safety Stock. To minimize the risk of shortages and create an available stock for spares, LMIC shall upon request by Aldeburgh maintain a stock of Materials or Products, or both ("Safety Stock") in quantities mutually agreed in writing, which shall be reviewed no less than quarterly. Safety Stock will be designated and used exclusively for fulfillment of Aldeburgh orders. LMIC shall charge, and Aldeburgh shall pay, for safety stock in addition to a monthly carrying charge on the on-hand Safety Stock equal to one percent (1%) of LMIC's cost for the Safety Stock.

     b. Long-Lead Materials. LMIC and Aldeburgh shall agree upon and maintain a list of Long-Lead Materials, which shall be reviewed upon the receipt of each Aldeburgh forecast and updated as necessary. Upon receipt of forecasts, LMIC shall promptly notify Aldeburgh of the quantities and cost of Long-Lead Materials and the schedule by which they must be ordered in order to meet forecasted requirements ("Long-Lead Notice"). Unless specifically instructed in writing otherwise within five business days, LMIC shall order Long-Lead Materials in accordance with the Long-Lead Notice.

     c. Minimum Quantity Materials. LMIC and Aldeburgh shall agree upon and maintain a list of Minimum Quantity Materials, which shall be reviewed no less than monthly and modified as necessary. Unless specifically agreed otherwise in writing, in order to promote efficiency, LMIC will purchase sufficient quantities of components to enable standard packaging or kitting for automated placement (e.g., LMIC will purchase full reels of taped-and-reeled components).

3. Disposition of LMIC-Supplied Materials. Upon termination of this Agreement, LMIC will make reasonable efforts to return, stop shipment of, or allocate to existing purchase orders any Materials supplied by LMIC. Aldeburgh shall pay LMIC for all shipping and insurance, return, restocking, cancellation, minimum quantity, or other fees or charges imposed by vendors, plus an administrative charge not to exceed twenty percent (20%) of all returned or reallocated Material. Aldeburgh shall purchase all unused portions of minimum quantity purchases, including but not limited to unused portions of full reels, and all Materials supplied by LMIC that cannot be returned or allocated to other existing purchase orders. Materials shall be purchased at a price equal to LMIC's documented cost plus twenty percent (20%), except that Safety Stock shall be purchased at a price equal to LMIC's documented cost plus ten percent (10%).

4. Consigned Materials. Aldeburgh may consign Materials to LMIC. Materials to be consigned shall be set forth in Annex 1 to this Attachment, or as may otherwise be agreed in writing from time to time. Aldeburgh agrees that all Consigned Materials shall be delivered to LMIC in sufficient time and in sufficient quantities, and in such condition and packaging, as to enable LMIC to readily use the materials and to fulfill orders for the applicable Products in accordance with Specifications and delivery dates. Inventory of Consigned Materials shall not exceed maximum levels agreed between LMIC and Aldeburgh. Delivery of non-conforming Consigned Materials may result in delayed delivery dates and additional charges for loss of available capacity.

5. Handling Charges. Consigned Materials shall be subject to a handling fee equal to Three Percent (3%) of the cost to purchase the Consigned Materials, plus One Percent per month in excess of two that any Consigned Materials remain in LMIC's possession. In accordance with Section 4, premium charges shall apply in the event of late delivery, delivery in such condition that the Material is defective or not readily usable, or excess inventory levels.

6. Letter of Authorization. At Aldeburgh's option, to facilitate efficient flow of Consigned Materials, Aldeburgh shall provide a letter of authorization, in a form mutually agreed upon by the parties, to each vendor of Consigned Materials, advising vendor that LMIC is authorized to request and receive technical information, and information about shipments and deliveries, for Consigned Materials. Unless otherwise mutually agreed upon in writing, LMIC shall not be authorized to negotiate pricing for, place or change orders or schedules for, or initiate or agree to any engineering changes in, Consigned Materials, and each letter of authorization shall expressly set forth these limitations on LMIC's authority.

7. Documentation. Immediately upon receiving confirmation of any order for Consigned Materials, Aldeburgh shall provide LMIC with such documentation as LMIC may reasonably require to enable it to plan for and receive delivery of Consigned Materials. Documentation provided to LMIC for each order shall include, at a minimum (a) vendor name, (b) vendor part numbers and descriptions, (c) a vendor contact person, (d) Aldeburgh contact person, (e) delivery schedule, and (f) any updates as they become available. LMIC shall notify Aldeburgh of any additional documentation that may be required in connection with any order, and Aldeburgh shall promptly furnish such documentation to LMIC.

8. Receipt. LMIC shall receive all deliveries from vendors of Aldeburgh Consigned Components and shall follow all product inspection and delivery confirmation procedures provided to LMIC by Aldeburgh in writing.

9. Title. Title to the Consigned Materials shall transfer from the vendor to Aldeburgh as set forth in the applicable procurement agreement, and LMIC shall acquire no title or interest in or to the Consigned Materials and no liability to the Aldeburgh for unused quantities thereof. Upon termination of this Agreement, LMIC shall ship promptly at Aldeburgh's expense and risk, and Aldeburgh shall accept, all unused Consigned Materials.

10. Storage and Handling. LMIC will exercise reasonable care in storage and handling of the Consigned Materials and will use them solely for purposes of performing its obligations to Aldeburgh under the Services Agreement.


ACCEPTED AND AGREED TO:

LMIC, INC. (LMIC)                                  ALDEBURGH, LLC (ALDEBURGH)

/S/ LUIS P. NEGRETE                                /S/ KAREN J. SANDER
-------------------                                -------------------
By: Luis P. Negrete                                By: Karen J. Sander
    ---------------                                    ---------------
Title: President and COO                           Title: Vice President
       -----------------                                 ---------------
Date: January 25, 2005                             Date: January 25, 2005
      ----------------                                   ----------------


                                     ANNEX 1

                         ALDEBURGH CONSIGNED COMPONENTS

                                  ATTACHMENT B
                          ORDER CHANGE AND CANCELLATION

Orders may be changed or cancelled only in a writing signed by both parties (a "Change Order"), and each Aldeburgh request to change or cancel an order shall identify the particular order to which the change relates. 1.

1.   Increases  in  Ordered   Quantities  of  the   Products.   LMIC  shall  use
     commercially reasonable efforts to accept requests by Aldeburgh for increases in the quantities ordered by Aldeburgh; however, LMIC shall not be in violation of this Agreement in connection with its inability to supply quantities of a Product during any month that (a) materially exceed the most recent forecast for such month submitted to LMIC in accordance with Section 3.6, or (b) are otherwise inconsistent with Aldeburgh's ordering history under this Agreement. A premium charge shall be added to the contract price for all quantities of the Products that are ordered and delivered in any month in excess of the quantities initially ordered for such month.

2. Acceleration of Scheduled Delivery Date(s). LMIC recognizes the business necessity and reality of accelerated delivery dates, and shall use commercially reasonable efforts to accept requests by Aldeburgh for acceleration of the delivery date(s) for Products ordered by Aldeburgh; however, LMIC shall not be in violation of this Agreement in connection with its inability to supply quantities of a Product during any month that
     (a) materially exceed the most recent forecast for such month submitted to LMIC in accordance with Section 3.6 or (b) are otherwise inconsistent with Aldeburgh's ordering history under this Agreement. A premium charge may be added to such contract price for all quantities of the Products delivered on a mutually agreed upon accelerated delivery date.

3. Postponement of Scheduled Delivery Date. LMIC recognizes the business reality and necessity of postponing delivery dates, and shall take commercially reasonable steps to accommodate requests for postponement of delivery dates, subject to the following conditions: (a) All work that is completed, is in process, or is scheduled for completion no more than 30 days after receipt of a request for postponement shall be delivered according to schedule, but may be shipped to LMIC's warehouse facility ("LMIC Warehouse") or to an alternative site as instructed by Aldeburgh. All shipments shall be F.O.B. New York and shall be by common carrier or by LMIC vehicles. All title and risk of loss shall pass to Aldeburgh at the F.O.B. point. Aldeburgh shall be responsible for payment of the contract price for such quantity of the Products in accordance with the scheduled delivery date and shall, in addition, pay all applicable warehouse charges.
     (b) Aldeburgh may postpone for up to 60 days any quantities that have not been completed or are not in progress and are scheduled for delivery between 31 and 120 days after LMIC's receipt of the rescheduling request, and may postpone as requested any quantities scheduled for delivery more than 120 days after LMIC's receipt of the rescheduling request. LMIC shall take commercially reasonable steps to postpone orders it has placed for components and other materials related to such quantities. Aldeburgh will be responsible for paying all carrying costs of existing inventory of materials and components relating to the postponed quantities and of such materials and components shipped to LMIC despite its postponement efforts, as well as any other fees, charges, or materials costs incurred by LMIC in connection with its efforts to postpone shipments of materials and components relating to the postponed quantities.

4. Cancellations. The parties agree to cooperate to minimize the occurrence of and the costs associated with order cancellations. Aldeburgh acknowledges and agrees that each order becomes non-cancellable thirty (30) days before the EARLIEST Scheduled delivery date of the CANCELLED qUANTITY and that it shall be responsible for the full unit value of such cancelled order. COMPANY ALSO ACKNOWLEDGES AND AGREES THAT IT SHALL BE RESPONSIBLE FOR THE FULL UNIT VALUE OF ALL WORK THAT IS IN PROCESS OR COMPLETED AS OF LMIC'S RECEIPT OF NOTICE OF CANCELLATION. In the event of any cancellation, LMIC shall use commercially reasonable efforts to (a) cancel orders it has placed for components and other materials required to manufacture the quantities of any Product subject to cancellation, (b) reallocate applicable components and materials to the manufacture of other products so as to minimize cancellation charges, and (c) return any applicable components or other materials that cannot be so reallocated. In connection with any order cancellation, Aldeburgh shall be responsible for all cancellation charges, as follows:

     i. Payment to LMIC of fees for storage of, and/or of monies to purchase at LMIC's documented cost plus a fifteen percent (15%) handling charge, all applicable components and other materials designated by the vendor as non-cancellable or non-returnable; (3) paying LMIC for storage of, or for purchasing from LMIC at LMIC's documented cost plus a fifteen percent (15%) handling charge, all applicable components or other materials that have been designated by the vendors as non-cancellable or non-returnable;

     ii. Payment to LMIC of costs incurred by LMIC for return or cancellation of applicable components and materials, including but not limited to shipping and insurance charges, cancellation charges, restocking fees, minimum quantity charges, or other fees, charges, or price changes imposed by vendors; and

     iii. Payment to LMIC of a fee equal to (i) fifteen percent (15%) of the non-material portion of the contract price applicable to the cancelled quantities if notice of cancellation is received by LMIC more than sixty (60) days before the earliest scheduled delivery date of the cancelled quantity, and (ii) thirty percent (30%) of the of the non-material portion of the contract price applicable to the cancelled quantities if notice of cancellation is received by LMIC between thirty (30) and sixty (60) days before the earliest scheduled delivery date of the cancelled quantity.


ACCEPTED AND AGREED TO:

LMIC, INC. (LMIC)                                 ALDEBURGH, LLC (ALDEBURGH)

/S/ LUIS P. NEGRETE                               /S/ KAREN J. SANDER
-------------------                               -------------------
By: Luis P. Negrete                               By: Karen J. Sander
    ---------------                                   ---------------
Title: President and COO                          Title: Vice President
       -----------------                                ---------------
Date: January 25, 2005                            Date: January 25, 2005
      ----------------                                  ----------------

                                  ATTACHMENT C

                         PRODUCT DESCRIPTION AND PRICING


Product Description

    The products in this agreement include one million (1,000,000) units of various types of cellular phones.

    Cellular Phones:

    Two samples of each new models introduced will be provided for inspection and approval by the Buyer. Pricing of each new model will be compatible to equivalent features models available in the market. All phones will have the necessary FCC approvals.

1.   Low cost unit features:
     a.   Standard voice call features
     b.   SMS for standard short messages
     c.   Candy Bar style
     d.   Black and white LCD screen with text only capabilities
     e.   Target price: $20-$25.
     f.   Target available date: 3Q 2005

2.   Standard black and white unit features:
     a.   Standard voice call features
     b.   SMS
     c.   WAP
     d.   Able to interface with the PocketSurfer
     e.   Push-to-talk with Fast Chat in the future
     f.   Flip design
     g.   Black and white LCD screen with graphics capabilities
     h.   Target price: $40-$45, initial (February 2005) price $50.00
     i.   Target available date: February 2005

3.   Standard Color unit features:
     a.   Standard voice call features
     b.   SMS
     c.   WAP
     d.   Built-in Bluetooth, able to interface with the PocketSurfer
     e.   Push-to-talk with Fast Chat
     f.   Flip design
     g.   Color screen with graphics capabilities
     h.   Target price $60-65
     i.   Target available: March 2005

4.   High end camera phone features:
     a.   Standard voice call features
     b.   SMS
     c.   WAP
     d.   Built-in Bluetooth, able to interface with the PocketSurfer
     e.   Push-to-talk with Fast Chat
     f.   Camera with no flash
     g.   Flip design
     h.   Color screen with graphics capabilities
     i.   Target price $100+
     j.   Target available: April 2005

    Cellular Phones Accessories:

    All accessories are priced separately, ordered separately but can be packaged together.

1.   Extra Battery (All phones are shipped with one battery)
2.   Extra AC recharger (All phones are shipped with one AC recharger)
3.   Ear piece
4.   Leather Case or Holster
5.   Car Charger
6.   SIM Card Reader
7.   Blank 32K SIM cards (No SIM cards are included with the phone)


Delivery Schedule and Pricing

    May 15, 2005 (buyer accepts early & partial delivery)

         Qty              Description                 Unit Price  Extended Price

       50,000  Standard BW flip phone                    46.00      2,300,000.00
       50,000  Leather Case for BW phone                  1.00         50,000.00
        5,000  Car Charger for BW phone                   0.75          3,750.00
        5,000  Extra battery from phone manufacturer      3.00         15,000.00
      150,000  Standard Color flip phone                 62.00      9,300,000.00
      150,000  Leather Case for Color phone               1.00        150,000.00
       15,000  Car Charger for color phone                0.75         11,250.00
       15,000  Extra battery from phone manufacturer      3.00         45,000.00
      200,000  32K Blank SIM card                         1.00        200,000.00

                          Total                                   $12,075,000.00

Shipping and handling charges will be billed separately. This is estimated to be around $2.50 per phone for air freight and around $0.50 per phone for ocean freight.


                               Total Cellular Phones Shipped by End of May

Standard BW phones:           50,000
Standard Color phones:       150,000
Remaining phones to ship in 2005 and 2006:  800,000 units


ACCEPTED AND AGREED TO:

LMIC, INC. (LMIC)                                 ALDEBURGH, LLC (ALDEBURGH)

/S/ LUIS P. NEGRETE                               /S/ KAREN J. SANDER
-------------------                               -------------------
By: Luis P. Negrete                               By: Karen J. Sander
    ---------------                                   ---------------
Title: President and COO                          Title: Vice President
       -----------------                                ---------------
Date: January 25, 2005                            Date: January 25, 2005
      ----------------                                  ----------------